CHESAPEAKE UTILITIES CORPORATION AND SUBSIDIARIES
                                     EXHIBIT 12
                       RATIO OF EARNINGS TO FIXED CHARGES

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FOR THE YEARS ENDED DECEMBER 31,                                2003         2002         2001
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
INCOME FROM CONTINUING OPERATIONS . . . . . . . . . . .  $10,079,483  $ 7,535,009  $ 7,340,563
Add:
     Income taxes . . . . . . . . . . . . . . . . . . .    6,032,445    4,069,552    4,564,363
     Portion of rents representative of interest factor      351,445      411,461      317,173
     Interest on indebtedness . . . . . . . . . . . . .    5,616,756    4,867,520    4,914,459
     Amortization of debt discount and expense. . . . .       89,155       87,502      101,183
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EARNINGS AS ADJUSTED. . . . . . . . . . . . . . . . . .  $22,169,284  $17,511,044  $17,237,741
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FIXED CHARGES
     Portion of rents representative of interest factor  $   351,445  $   411,461  $   317,173
     Interest on indebtedness . . . . . . . . . . . . .    5,616,756    4,867,520    4,914,459
     Amortization of debt discount and expense. . . . .       89,155       87,502      101,183
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FIXED CHARGES . . . . . . . . . . . . . . . . . . . . .  $ 6,057,356  $ 5,366,483  $ 4,332,815
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RATIO OF EARNINGS TO FIXED CHARGES. . . . . . . . . . .         3.66         3.26         3.23
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